Option #___	<<Shares_Granted>> Shares

L-1 IDENTITY SOLUTIONS, INC.

2002 EQUITY INCENTIVE PLAN

Nonqualified Stock Option Certificate and Agreement

L-1 Identity Solutions, Inc. (the “Company”), a Delaware corporation, pursuant to the 2002 Equity Incentive Plan (the “Plan”) assumed by the Company in accordance with the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of January 11, 2006, as amended, by and among the Company, a wholly-owned subsidiary of the Company and Identix Incorporated (“Identix”) hereby issues to the Optionee named below a nonqualified stock option (the “NQO”), to purchase the number of shares of Common Stock, $.001 par value (the “NQO Shares”), of the Company set forth below, exercisable on the following terms and conditions.

Name of Optionee:	<<First_Name>> <<Last_Name>>
Social Security No.:	<<Social Security Number>>
Number of NQO Shares:	<<Shares_Granted>>
Type of Option:	Nonqualified Stock Option
Exercise Price:	<<Option_Price>> per share
Effective Date:	<<Option_Date>>
Vesting/Time of Exercise:

Subject to the provisions of the Nonqualified Stock Option Agreement to which this Certificate is attached, this NQO shall be exercisable cumulatively to the extent of 1/4 of the total number of NQO Shares annually on each anniversary date of the Effective Date.

Term:	This NQO shall terminate ten years from the Effective Date, subject to earlier termination as provided in the Nonqualified Stock Option Agreement to which this Certificate is attached.

TRANSFER OF THE OPTION REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE ATTACHED NONQUALIFIED STOCK OPTION AGREEMENT.

By signing below, each of the Company and the Optionee agrees to the foregoing and to the attached Nonqualified Stock Option Agreement, which is incorporated herein by reference.

L-1 IDENTITY SOLUTIONS, INC.		OPTIONEE

By:
	Robert V. LaPenta	Signature
Chairman, President & CEO

Printed Name

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2002 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”, is made and entered into as of <<Option_Date>> between L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), and <<First_Name>> <<Last_Name>> (the “Optionee”).

THE PARTIES AGREE AS FOLLOWS:

1.	Grant of Option and Effective Date

1.1 Grant. The Company hereby grants to Optionee pursuant to the Company’s 2002 Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement as Exhibit 1, a nonqualified stock option (the “NQO”) to purchase all or any part of an aggregate <<Shares_Granted>> shares (the “NQO Shares”) of the Company’s common stock (the “Common Stock”) on the terms and conditions set forth herein and in the Plan, the terms and conditions of the Plan being hereby incorporated into this Agreement by reference.

1.2 Effective Date. The effective date of this Agreement is <<Option_Date>> (the “Effective Date”).

2.	Exercise Price. The exercise price for purchase of the shares of Common Stock covered by this NQO shall be <<Option_Price>> per share.
3.	Term. This NQO shall terminate ten years from the Effective Date.
4.	Adjustment of NQOs. The Company shall adjust the number and kind of shares and the exercise price thereof in certain circumstances in accordance with the provisions of the Plan.
5.	Exercise of Options.

5.1 Vesting; Time of Exercise. The NQO shall be exercisable cumulatively to the extent of 1/4 of the total number of NQO Shares annually on each anniversary date of the Effective Date. The NQO may not be exercised for a fraction of a share.

5.2 Exercise After Termination of Employment. This NQO may be exercised after termination of Optionee’s employment by the Company only in accordance with the provisions of the Plan.

5.3 Manner of Exercise. Optionee may exercise this NQO, or any portion of this NQO, by giving written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Plan Administrator or in such other manner as may then be acceptable to the Company, accompanied by a copy of a form of stock purchase agreement or exercise notice as shall then be acceptable to the Company, payment of the exercise price and payment of any applicable withholding or employment taxes. The date the Company receives written notice of an exercise hereunder accompanied by payment will be considered as the date this NQO was exercised.

Promptly after receipt of written notice of exercise of the NQO, the Company shall, without stock issue or transfer taxes to Optionee or other person entitled to exercise, deliver to Optionee or other person a certificate or certificates for the requisite number of NQO Shares (the “Exercised Shares”). An Optionee or permitted transferee of an Optionee shall not have any privileges as a shareholder with respect to any NQO Shares covered by the option until the date of issuance of a stock certificate.

5.4 Payment. Payment in full, in cash or check payable to the Company, shall be made for all NQO Shares purchased at the time written notice of exercise of the NQO is given to the Company, and proceeds of any payment shall constitute general funds of the Company. In addition, provided that a public market exists for the NQO Shares, the Administrator may permit payment to be made through a “same day sale” commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) under which the Optionee irrevocably elects to exercise the NQO and the NASD Dealer irrevocably commits to forward an amount equal to the exercise price, directly to the Company, upon receipt of the NQO Shares.

6.

Nonassignability of NQO. This NQO is not assignable or transferable by Optionee except by will or by the laws of descent and distribution. During the life of Optionee, the NQO is exercisable only by Optionee. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this NQO in a manner not herein permitted, and any levy of execution, attachment, or similar process on this NQO, shall be null and void; except that the NQO may be transferred and exercised in accordance with a Qualified Domestic Relations Order.

7.

Restriction on Issuance of Shares. The Company shall not be obligated to sell or issue any Exercised Shares pursuant to this Agreement if such sale or issuance, in the opinion of the Company and the Company’s counsel, might constitute a violation by the Company of any provision of law, including without limitation the provisions of the Securities and Exchange Act of 1933, as amended. The Company shall not be obligated to take any affirmative action in order to cause the grant or exercise of this option or the issuance or sale of any Exercised Shares pursuant thereto to comply with any law.

8.

Restriction on Transfer. The Company may impose restrictions upon the sale, pledge or other transfer of Exercised Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law.

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9.

Stock Certificate Restrictive Legends. Stock certificates evidencing Exercised Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement.

10.

Representations, Warranties, Covenants and Acknowledgments of Optionee Upon Exercise of NQO. Optionee hereby agrees that in the event that the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of Exercised Shares may be conditioned upon certain representations, warranties, and acknowledgments by the person exercising the NQO (the “Purchaser”), including, without limitation, the following:

10.1 Access to Information. Purchaser has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transaction contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company. Purchaser has had access to such financial and other information as is necessary in order for Purchaser to make a fully-informed decision as to investment in the Company by way of purchase of the Exercised Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Purchaser has had access.

10.2 Tax Advice. The Company has made no representations or warranties to Purchaser with respect to the income tax consequences of the transactions contemplated by this Agreement and Purchaser is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.

11.

Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Optionee may not assign any of Optionee’s rights under this Agreement except in accordance with Section 6.

12.

Damages. Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of shares which is not in conformity with the provisions of this Agreement.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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14.

Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

L-1 Identity Solutions, Inc.

177 Broad Street

Stamford, Connecticut 06901

Attention: Executive Vice President, Chief Financial Officer and Treasurer

Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

15.	Interpretation. The Optionee hereby acknowledges that in the event of any ambiguity concerning the interpretation of this Agreement and the Plan, the terms and conditions of the Plan shall govern.
16.

Online Administration; Acceptance. If the Company has designated an online service provider, such as E*Trade, to provide for online administration of this NQO, the Optionee shall be required to use such designated online service provider for (a) online acceptance of this Agreement and (b) administration of this NQO. Should an Optionee want to decline this Agreement, written notice must be provided to the Executive Vice President, Chief Financial Officer and Treasurer at the address above.

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EXHIBITS

Exhibit 1	2002 Equity Incentive Plan